                                                                    Exhibit 99.1

                    [Horace Mann Educators Corporation Logo]

                                                J. Michael Henderson
                                                Vice President & Treasurer
                                                Horace Mann Educators
                                                  Corporation
                                                (217) 788-5708
                                                www.horacemann.com

                           HORACE MANN REPORTS RESULTS
                                FOR THIRD QUARTER

SPRINGFIELD, Ill., November 4, 2002 -- Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $0.6 million, or 2 cents per share, for the third quarter ended September 30, 2002, which was significantly impacted by $8.6 million of after-tax realized investment losses. Net income for the third quarter of 2001 was $9.0 million, or 22 cents per share. For the first nine months of 2002, the company reported a net loss of $2.2 million, or 5 cents per share, including after-tax realized investment losses of $33.8 million. Net income was $20.8 million, or 51 cents per share, for the same period in 2001.

The company reported third quarter 2002 operating income of $11.4 million, or 28 cents per share, compared to $9.0 million, or 22 cents per share, for the same period in 2001. For the first nine months of 2002, operating income was $36.3 million, or 88 cents per share, compared to $21.3 million, or 52 cents per share, for the same period last year. Per-share amounts are stated on a diluted basis. Operating income is defined by the company as net income before the after-tax impact of realized investment gains and losses and non-recurring items. Non-recurring items in 2002 included restructuring charges, debt retirement costs and class action litigation charges. In the prior year, non-recurring items primarily included an adjustment to the provision for prior years' taxes.

Return on equity was 11 percent based on operating income and less than 1 percent based on net income for the 12 months ended September 30, 2002.

"Key third quarter performance indicators show that Horace Mann's efforts to enhance growth and improve profitability of its insurance operations continue to yield positive results," said Louis G. Lower II, President and Chief Executive Officer of Horace Mann. "Our annuity and automobile lines continued their impressive top-line growth, bolstered by further gains in the productivity of our growing agent force. Also, the profitability of our homeowners line improved substantially over last year, and voluntary automobile results for the current accident year are encouraging."

In the current periods, operating income benefited from mild weather; improved property and casualty loss trends for the 2002 accident year, strengthened by the impact of rate increases on earned premiums; and the company's restructuring of its Massachusetts automobile business. These positive prior year comparisons in the company's property and casualty segment were partially offset in the third quarter of 2002 by adverse development of prior years' reserves. For the first nine months of 2002, prior years' reserve strengthening was somewhat less than in the comparable period in 2001. Operating income in 2002 was also adversely impacted by (1) decreases in investment income due to investment credit issues, (2) tightening margins on variable annuities resulting from declining market valuations, and (3) higher company-wide operating expenses resulting primarily from transition costs related to changes in the company's retirement plans and lower employee incentive compensation expenses in 2001. In addition, operating income in 2002 benefited from a $1.6 million reduction in federal income taxes, due to an updated estimate of the current year tax rate, and from the January 1, 2002 discontinuance of goodwill amortization.

                              Results of Operations

Core lines premiums written and contract deposits increased 7 percent and 6 percent compared to the third quarter and first nine months of 2001, respectively, excluding $3.2 million and $13.4 million, respectively, of Massachusetts voluntary automobile premiums written in the 2001 periods. The growth resulted from continued strong gains in the annuity segment and rate increases in the property and automobile lines.

Average agent productivity for all lines of business increased 10 percent compared to the first nine months of 2001. "In the last two years average agent productivity has soared 57 percent, reflecting our heightened focus on recruiting better agents and training and equipping agents more effectively. In addition, our new compensation system rewards success in building new educator business," Lower said.

"These actions also have contributed to improved agent retention which, coupled with successful recruiting of new agents, resulted in 2 percent growth in the agent force over the last 12 months - our first 12 month gain in agent count since June 1999," Lower continued.

Property and Casualty

Written premiums for voluntary property and casualty insurance increased 7 percent in the current quarter and first nine months, adjusted for Massachusetts automobile. Average written premium per policy increased approximately 6 percent for automobile and 12 percent for homeowners in the last twelve months. Excluding Massachusetts, the number of automobile policies in force was equal to a year earlier, while homeowners policies in force decreased by 3 percent compared to the prior year.

Third quarter 2002 operating income for the property and casualty segment was $5.6 million, compared to $2.1 million for the same period last year. Through nine months, operating income for the segment was $16.1 million, compared to $0.2 million a year ago. Horace Mann's property and casualty statutory combined ratio was 102.3 percent for the third quarter of 2002, compared to 104.9 percent a year earlier. For the nine months, the combined ratio was 103.3 percent, compared to 107.7 percent in 2001. For both the quarter and nine months, the statutory loss ratio for the segment showed improvement compared to the prior year.

The voluntary automobile statutory loss ratio for the third quarter of 2002 was
72.8 percent, compared to 77.8 percent for the same period in 2001. Through nine months, the voluntary automobile loss ratio was 76.8 percent, including 0.6 percentage points due to class action litigation, compared to 79.2 percent last year. The increase in average voluntary automobile premium in the first nine months exceeded the increase in average current accident year loss costs, as accident frequencies trended lower and severities increased only modestly.

The property statutory loss ratio of 88.0 percent for the third quarter of 2002 improved 18.3 percentage points from the same period in 2001, reflecting favorable weather, an increase in average premium per policy and loss containment initiatives. For the nine months, the property loss ratio of 83.8 percent improved 19.4 percentage points compared to 2001.

"These results demonstrate that the rate increases and underwriting actions we have taken to restore profitability to our homeowners line are yielding the intended result," Lower said. "We plan to continue taking aggressive actions to achieve targeted levels of profitability in this line of business."

In the third quarter of 2002, favorable current accident year loss trends were partially offset by adverse prior years' property and casualty reserve development of $4.1 million after tax. The development related primarily to automobile and homeowners loss adjustment expense and professional liability loss reserves from accident years 1999, 2000 and 2001. For the first nine months, strengthening of prior years' reserves in 2002 totaled $5.7 million after tax, compared to $7.7 million after tax in the prior year.

The property and casualty statutory expense ratio increased 4.2 percentage points for the quarter and 3.2 percentage points for the nine months. On a statutory accounting basis the property and casualty expense ratio reflected severance and other charges related to the restructure of the property and casualty claims operation, which represented 2.9 and 1.1 percentage points for the three and nine months ended September 30, 2002, respectively. These non-operating charges are further described later in this release. In addition, the expense ratio reflected this segment's portion of the increase in company-wide operating expenses as well as higher automobile new business commissions.

Annuity

New annuity deposits increased 14 percent in the current quarter and 9 percent year-to-date, primarily reflecting growth of 13 percent and 12 percent in new scheduled annuity deposits for the quarter and nine months, respectively. New single premium and rollover deposits increased 15 percent and 4 percent for the current quarter and nine months, respectively. At September 30, 2002, cash value retention for fixed and variable annuities for the prior 12 months increased to 94 percent and 92 percent, compared to 92 percent and 91 percent, respectively, a year earlier. The number of annuity contracts outstanding increased 6 percent over that 12 month period.

"New annuity sales by Horace Mann agents increased by 12 percent in the quarter, and total annuity sales were up 16 percent supplemented by our growing independent agent distribution initiative," Lower said. "Most notable is our success in offering fixed and variable annuities through independent agents to Chicago public school employees. Approximately 1,500 new flexible premium contracts have been sold through this channel representing over $7 million in contract deposits on an annual basis, $2.1 million of which have been received since this effort began on April 1. Independent agent distribution represents a significant growth opportunity for Horace Mann, and we are well on our way to achieving our 2002 targets in this channel."

Annuity segment operating income was $3.1 million for the third quarter of 2002, compared to $5.4 million for the same period in 2001. For the nine months, annuity operating income was $12.3 million, compared to $14.8 million for the prior year. In both periods, 2002 income was adversely impacted by reductions in investment income due to investment credit issues, reserve increases due to improved mortality of our annuity business in payout status, and the increase in company-wide operating expenses. In addition, valuation of annuity segment deferred acquisition costs and value of acquired insurance in force at September 30, 2002 resulted in after-tax increases in amortization of $1.2 million for the current quarter and $0.8 million for the nine months, reflecting lower than expected market appreciation offset by the impact of realized investment losses. Similar valuations a year ago increased after-tax amortization $0.5 million for the third quarter and $0.4 million for the nine months. An increase in reserves for guaranteed minimum death benefits ("GMDB") reduced 2002 after-tax operating income by $0.3 million for the current quarter and $0.4 million for the nine months. The company's GAAP GMDB reserve was initially established in the third quarter of 2001 resulting in a $0.7 million after-tax charge to income in that period. Variable annuity fee income decreased slightly compared to the prior year, with declining market valuations more than offsetting the growth in annuity deposits and improved retention.

Life

Life segment insurance premiums and contract deposits declined 4 percent for the current quarter and 5 percent for the first nine months, compared to the same periods a year earlier, due to a decrease in both new business and interest-sensitive life product deposits. Life segment operating income was $4.4 million for the third quarter of 2002 and $13.5 million for the first nine months, each approximately $0.5 million greater than the prior year. Mortality experience on ordinary life business was comparable to last year. Valuation of life segment deferred acquisition costs at September 30, 2002 resulted in reductions in amortization of $0.2 million and $0.6 million after tax for the quarter and nine months, respectively, due to the impact of realized investment losses. There were no amortization adjustments in the prior year.

Subsequent to filing the Form 10-Q for the period ended June 30, 2002, the company determined that redundant reserves had been inadvertently established on certain life insurance policies. To ensure comparability between periods, the reduction in life segment reserves, equal to $0.9 million after tax, or 2 cents per share, has been reflected as an adjustment to operating income in the year-to-date 2002 results and was not reflected in third quarter 2002 operating income.

                           Realized Investment Losses

For the third quarter and first nine months of 2002, after-tax realized investment losses were $8.6 million and $33.8 million, respectively. The current quarter losses resulted in large part from the impairment of fixed income securities issued by companies in the communications sector, primarily Qwest Communications International Inc. and the NTL companies. The nine month results were also significantly impacted by communications sector impairment losses, including the company's sale of all securities issued by WorldCom, Inc. In 2001, after-tax realized investment losses were $1.3 million and $1.9 million for the third quarter and nine months ended September 30, respectively.

                               Non-Recurring Items

In July 2002, the company announced the restructuring of its property and casualty claims operations. Charges of $2.7 million after tax, or 7 cents per share, for severance and other costs related to closure of certain claims offices were reflected in the third quarter of 2002 as a non-operating income restructuring charge. The company expects to realize operating and cost efficiencies and also improve customer service by consolidating claims office locations throughout the United States, implementing a new claims administration system, and performing certain claims reporting and adjusting functions internally versus utilizing external service providers.

In May and September 2002, the company used a portion of the proceeds from the sale of its Senior Convertible Notes to repay the outstanding balance under its bank credit agreement and repurchase $61.2 million of its outstanding Senior Notes and $40.0 million aggregate principal amount, $19.0 million carrying value, of its outstanding Senior Convertible Notes. September repurchases resulted in an after-tax gain of $0.5 million, or 1 cent per share, which was reflected in net income. Year-to-date debt retirement resulted in an after-tax charge of $1.0 million, or 3 cents per share. As of September 30, 2002, the company had total outstanding debt of $187.7 million, consisting of $38.8 million of Senior Notes and $148.9 million of Senior Convertible Notes.

In June 2002, the company recorded an after-tax charge of $1.0 million to net income, representing the company's best estimate of the costs of resolving class action lawsuits related to diminished value brought against the company. And, net income for the third quarter and first nine months of 2001 reflected non-operating federal income tax benefits of $1.3 million.

Total shares outstanding on September 30, 2002 and 2001 were 40,853,319 and 40,716,625, respectively. The company has not repurchased shares of its common stock since the third quarter of 2000.

Book value per share was $11.93 at September 30, 2002, a slight increase compared to 12 months earlier, including the effects of unrealized investment gains and losses. Excluding unrealized investment gains and losses, book value per share decreased 6 percent compared to September 30, 2001.

Founded in 1945 and headquartered in Springfield, Ill., Horace Mann sells retirement annuities and automobile, homeowner and life insurance to the nation's educators and their families.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

                                      # # #

                       HORACE MANN EDUCATORS CORPORATION
                        Highlights and Digest of Earnings
                  (Dollars in Millions, Except Per Share Data)



                                                            Quarter Ended                        Nine Months Ended
                                                            September 30,                          September 30,
                                                       -----------------------                -----------------------
                                                          2002        2001     % Change         2002           2001    % Change
                                                          ----        ----     --------         ----           ----    --------
HIGHLIGHTS
----------

Operations
----------

Insurance premiums written
   and contract deposits
      Core lines (A)                                      $ 224.1    $ 212.3          5.6%    $  653.8    $   632.7           3.3%
      Core lines, excluding Massachusetts
         automobile (A)                                     224.1      209.1          7.2%       653.8        619.3           5.6%
      Total (A)                                             232.7      224.3          3.7%       663.0        650.3           2.0%
      Total, excluding Massachusetts automobile (A)         232.5      218.6          6.4%       661.6        631.1           4.8%

Operating income (B)(C)                                      11.4        9.0         26.7%        36.3         21.3          70.4%

Return on equity (D)                                                                               0.6%         1.6%

Property & Casualty statutory
   combined ratio (E)                                       102.3%     104.9%                    103.3%       107.7%

Property & Casualty statutory combined
   ratio before catastrophes (E)                            101.0%     103.6%                    101.7%       104.8%

Experienced agents                                                                                 512          566          -9.5%
Financed agents                                                                                    357          287          24.4%
   Total agents                                                                                    869          853           1.9%

Per Share
---------

Operating income (B)(C)
   Basic                                                  $  0.28    $  0.23         21.7%    $   0.89    $    0.53          67.9%
   Diluted                                                $  0.28    $  0.22         27.3%    $   0.88    $    0.52          69.2%

Operating income before amortization of
   intangible assets - diluted (C)                        $  0.31    $  0.26         19.2%    $   0.95    $    0.62          53.2%

Dividends paid                                            $ 0.105    $ 0.105            -     $  0.315    $   0.315             -

Book value (F)                                                                                $  11.93    $   11.87           0.5%

Financial Position
------------------

Total assets                                                                                  $4,842.1    $ 4,627.6           4.6%
Short-term debt                                                                                      -         49.0
Long-term debt                                                                                   187.7         99.8
Total shareholders' equity                                                                       487.3        483.3           0.8%


DIGEST OF EARNINGS
------------------

Net income (loss) (C)                                     $   0.6    $   9.0                     ($2.2)   $    20.8

Earnings (loss) per share (C):
   Basic                                                  $  0.02    $  0.22                    ($0.05)   $    0.51
   Diluted                                                $  0.02    $  0.22                    ($0.05)   $    0.51

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 2 for quantification.
(B) Net income (loss) before the after-tax impact of realized investment gains and losses, restructuring charges, debt retirement costs, litigation charges and adjustment to the provision for prior years' taxes.
(C) Subsequent to filing the Form 10-Q for the period ended June 30, 2002, the Company determined that redundant reserves had been inadvertently established on certain life insurance policies. To ensure comparability between periods, the reduction in life segment reserves, equal to $0.9 million after tax, or 2 cents per share, is reflected in year-to-date 2002 results but not in the third quarter 2002 results.
(D) Based on 12-month net income (loss) and average quarter-end shareholders' equity.
(E)  Includes non-recurring statutory accounting charges, described in footnotes
     (B) and (C) on page 4, which are attributed to the Corporate and Other segment for GAAP segment reporting. In total, these non-recurring charges increased the statutory combined ratio by 2.9 percentage points and 1.5 percentage points for the three months and nine months ended September 30, 2002, respectively.
(F) Before the market value adjustment for investments, book value per share was $10.25 at September 30, 2002 and $10.88 at September 30, 2001. Ending shares outstanding were 40,853,319 at September 30, 2002, 40,735,625 at December 31, 2001 and 40,716,625 at September 30, 2001.

                        HORACE MANN EDUCATORS CORPORATION
                 Statements of Operations and Earnings Per Share
                  (Dollars in Millions, Except Per Share Data)

                                                            Quarter Ended                        Nine Months Ended
                                                            September 30,                          September 30,
                                                       -----------------------                -----------------------
                                                         2002         2001     % Change         2002         2001      % Change
                                                         ----         ----     --------         ----         ----      --------
Statements of Operations
------------------------

Insurance premiums written
   and contract deposits (A)                              $ 232.7    $ 224.3          3.7%    $  663.0    $   650.3           2.0%


Insurance premiums and
   contract charges earned (A)                            $ 155.6    $ 155.1          0.3%    $  465.5    $   457.0           1.9%
Net investment income                                        47.6       49.9                     147.6        148.5
Realized investment losses                                  (13.2)      (1.9)                    (51.9)        (2.9)
      Total revenues                                        190.0      203.1                     561.2        602.6

Benefits, claims and settlement expenses (B)                112.9      118.8                     338.2        361.4
Interest credited                                            24.5       24.1                      73.1         72.4
Policy acquisition expenses amortized                        16.9       14.7                      45.8         42.0
Operating expenses                                           32.3       30.8                      96.3         87.2
Amortization of intangible assets                             1.9        2.4                       4.6          6.1
Interest expense                                              2.3        2.4                       6.7          7.2
Restructuring charges                                         4.2          -                       4.2         (0.2)
Debt retirement costs (gains)                                (0.8)         -                       1.5            -
Litigation charges                                              -          -                       1.6            -
      Total benefits, losses and expenses                   194.2      193.2                     572.0        576.1

Income (loss) before income taxes (B)                        (4.2)       9.9                     (10.8)        26.5
   Income tax expense (benefit)                              (4.8)       2.2                      (8.6)         7.0
   Adjustment to the provision for prior years' taxes           -       (1.3)                        -         (1.3)
Net income (loss) (B)                                     $   0.6    $   9.0                     ($2.2)   $    20.8

Operating income (B)(C)                                   $  11.4    $   9.0         26.7%    $   36.3    $    21.3          70.4%



Earnings Per Share
------------------

Diluted
   Operating income (B)(C)                                $  0.28    $  0.22         27.3%    $   0.88    $    0.52          69.2%
      Realized investment losses                           ($0.20)    ($0.03)                   ($0.81)      ($0.04)
      Restructing charges                                  ($0.07)         -                    ($0.07)           -
      Debt retirement gains (costs)                       $  0.01          -                    ($0.03)           -
      Litigation charges                                        -          -                    ($0.02)           -
      Adjustment to the provision for prior years' taxes        -    $  0.03                         -    $    0.03
Net income (loss) (B)                                     $  0.02    $  0.22                    ($0.05)   $    0.51

Common and equivalent shares -
   weighted average                                          41.0       41.0                      41.2         40.8

(A) Effective December 31, 2001, Horace
    Mann ceased writing automobile insurance
    policies in Massachusetts.  This business
    represented the following amounts for the
    periods indicated:
      Premiums written
         Voluntary automobile and core lines                    -    $   3.2                         -    $    13.4
         Total                                            $   0.2        5.7                  $    1.4         19.2
      Premiums earned
         Voluntary automobile and core lines                  1.9        3.2                       9.3         13.1
         Total                                                3.3        5.4                      14.3         19.3
      Policies in force (in thousands)
         Voluntary automobile                                                                        6           23

(B) Subsequent to filing the Form 10-Q for the period ended June 30, 2002, the Company determined that redundant reserves had been inadvertently established on certain life insurance policies. To ensure comparability between periods, the reduction in life segment reserves, equal to $0.9 million after tax, or 2 cents per share, is reflected in year-to-date 2002 results but not in the third quarter 2002 results.
(C) Net income (loss) before the after-tax impact of realized investment gains and losses, restructuring charges, debt retirement costs, litigation charges and adjustment to the provision for prior years' taxes.

                        HORACE MANN EDUCATORS CORPORATION
                       Supplemental GAAP Consolidated Data
                  (Dollars in Millions, Except Per Share Data)

                                                            Quarter Ended                        Nine Months Ended
                                                             September 30,                         September  30,
                                                       -----------------------                -----------------------
                                                         2002         2001     % Change         2002         2001      % Change
                                                         ----         ----     --------         ----         ----      --------
Analysis of Premiums Written
  and Contract Deposits
----------------------------

Automobile and property (voluntary)(A)                    $ 135.8    $ 130.4          4.1%    $  382.1    $   371.7           2.8%
   Excluding Massachusetts automobile (A)                   135.8      127.2          6.8%       382.1        358.3           6.6%

Annuity deposits                                             61.8       54.3         13.8%       190.2        174.9           8.7%

Life insurance                                               26.5       27.6         -4.0%        81.5         86.1          -5.3%

      Subtotal - core lines (A)                             224.1      212.3          5.6%       653.8        632.7           3.3%
      Subtotal - core lines, excluding
         Massachusetts automobile (A)                       224.1      209.1          7.2%       653.8        619.3           5.6%


Involuntary and other property & casualty (A)                 8.6       12.0                       9.2         17.6


      Total (A)                                             232.7      224.3          3.7%       663.0        650.3           2.0%
      Total, excluding Massachusetts automobile (A)         232.5      218.6          6.4%       661.6        631.1           4.8%



Analysis of Net Income (B)
--------------------------

Insurance operating income (C)

   Property & Casualty
      Before catastrophes                                 $   6.7    $   3.1                  $   20.0    $     7.2
      Catastrophe losses, after tax                          (1.1)      (1.0)                     (3.9)        (7.0)

         Total Property & Casualty                            5.6        2.1                      16.1          0.2

   Annuity                                                    3.1        5.4        -42.6%        12.3         14.8         -16.9%

   Life (B)                                                   4.4        3.8         15.8%        13.5         13.2           2.3%

   Corporate and other                                       (0.2)      (0.8)                     (1.2)        (2.3)

         Total insurance operating income (B)(C)             12.9       10.5         22.9%        40.7         25.9          57.1%

Interest expense, after tax                                  (1.5)      (1.5)                     (4.4)        (4.6)

         Total operating income (B)(C)                       11.4        9.0         26.7%        36.3         21.3          70.4%

Realized investment losses, after tax                        (8.6)      (1.3)                    (33.8)        (1.9)
Restructuring charges, after tax                             (2.7)         -                      (2.7)         0.1
Debt retirement gains (costs), after tax                      0.5          -                      (1.0)           -
Litigation charges, after tax                                   -          -                      (1.0)           -
Adjustment to the provision for prior years' taxes              -        1.3                         -          1.3

         Net income (loss) (B)                                0.6        9.0                      (2.2)        20.8


Net income (loss) before catastrophes (B)                 $   1.7    $  10.0                  $    1.7    $    27.8
   Per share - diluted                                    $  0.05    $  0.24                  $   0.05    $    0.68

Operating income per share - diluted (B)(C)               $  0.28    $  0.22         27.3%    $   0.88    $    0.52          69.2%

Operating income before catastrophes (B)                  $  12.5    $  10.0         25.0%    $   40.2    $    28.3          42.0%
   Per share - diluted                                    $  0.31    $  0.24         29.2%    $   0.98    $    0.69          42.0%

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 2 for quantification.
(B) Subsequent to filing the Form 10-Q for the period ended June 30, 2002, the Company determined that redundant reserves had been inadvertently established on certain life insurance policies. To ensure comparability between periods, the reduction in life segment reserves, equal to $0.9 million after tax, or 2 cents per share, is reflected in year-to-date 2002 results but not in the third quarter 2002 results.
(C) Net income (loss) before the after-tax impact of realized investment gains and losses, restructuring charges, debt retirement costs, litigation charges and adjustment to the provision for prior years' taxes.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                            Quarter Ended                        Nine Months Ended
                                                            September 30,                          September 30,
                                                       -----------------------                -----------------------
                                                          2002        2001     % Change         2002           2001    % Change
                                                          ----        ----     --------         ----           ----    --------
Property & Casualty
-------------------

Premiums written (A)                                      $ 144.4    $ 142.4          1.4%    $  391.3    $   389.3           0.5%
Premiums earned (A)                                         130.2      128.8          1.1%       386.8        376.9           2.6%
Net investment income                                         8.0        9.4        -14.9%        26.4         27.6          -4.3%
Losses and loss adjustment expenses                         101.2      108.8                     305.7        328.6
Operating expenses (includes policy
   acquisition expenses amortized)                           30.7       28.1                      87.9         79.3
Operating income (loss) before tax                            6.3        1.3                      19.6         (3.4)
Operating income                                              5.6        2.1                      16.1          0.2

Net investment income, after tax                              6.3        7.2        -12.5%        20.2         21.3          -5.2%

Catastrophe losses, after tax                                 1.1        1.0                       3.9          7.0

Statutory operating statistics:
   Loss and loss adjustment expense ratio                    77.7%      84.5%                     79.6%        87.2%
   Expense ratio                                             24.6%      20.4%                     23.7%        20.5%
   Combined ratio                                           102.3%     104.9%                    103.3%       107.7%
      Expense ratio impact of restructuring charges (B)       2.9%         -                       1.1%           -
      Loss ratio impact of litigation charges (C)               -          -                       0.4%           -

   Combined ratio before catastrophes                       101.0%     103.6%                    101.7%       104.8%


Automobile and property detail:
   Premiums written (voluntary) (A)                       $ 135.8    $ 130.4          4.1%    $  382.1    $   371.7           2.8%
      Automobile, excluding Massachusetts (A)                96.8       91.0          6.4%       281.3        263.4           6.8%
      Automobile, including Massachusetts (A)                96.8       94.2          2.8%       281.3        276.8           1.6%
      Property                                               39.0       36.2          7.7%       100.8         94.9           6.2%

   Premiums earned (voluntary) (A)                          126.5      122.3          3.4%       376.7        361.0           4.3%
      Automobile (A)                                         93.9       92.1          2.0%       281.2        272.4           3.2%
      Property                                               32.6       30.2          7.9%        95.5         88.6           7.8%

   Policies in force (voluntary) (in thousands) (A)                                                863          888          -2.8%
      Automobile, excluding Massachusetts (A)                                                      573          573             -
      Automobile, including Massachusetts (A)                                                      579          596          -2.9%
      Property                                                                                     284          292          -2.7%

   Voluntary automobile statutory operating statistics:
      Loss and loss adjustment expense ratio                 72.8%      77.8%                     76.8%        79.2%
      Expense ratio                                          26.7%      21.6%                     24.3%        20.5%
      Combined ratio                                         99.5%      99.4%                    101.1%        99.7%
         Expense ratio impact of restructuring charges (B)    3.4%         -                       1.2%           -
         Loss ratio impact of litigation charges (C)            -          -                       0.6%           -

      Combined ratio before catastrophes                     99.1%      99.8%                    100.4%        98.4%

   Total property statutory operating statistics:
      Loss and loss adjustment expense ratio                 88.0%     106.3%                     83.8%       103.2%
      Expense ratio                                          22.5%      20.1%                     21.9%        20.5%
      Combined ratio                                        110.5%     126.4%                    105.7%       123.7%
         Expense ratio impact of restructuring charges (B)    2.4%         -                       0.9%           -

      Combined ratio before catastrophes                    106.2%     119.8%                    101.2%       115.3%


Prior years' reserves favorable development
   (strengthening), pretax
      Voluntary automobile, including (C)                   ($4.0)   $   0.0                     ($5.4)       ($3.5)
      Total property                                         (1.1)      (0.7)                     (1.1)        (2.4)
      Other property and casualty                            (1.2)      (0.1)                     (2.3)        (5.9)
         Total, including (C)                                (6.3)      (0.8)                     (8.8)       (11.8)

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 2 for quantification.
(B) Represents a $4.2 million pretax statutory accounting charge for claims restructuring costs for the three and nine months ended September 30, 2002. $3.3 million was charged to voluntary automobile, and $0.9 million was charged to property.
(C) Represents a $1.6 million pretax statutory accounting charge for class action litigation for the nine months ended September 30, 2002 which was recorded in the second quarter of 2002.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                         Quarter Ended                        Nine Months Ended
                                                          September 30,                          September 30,
                                                     -----------------------                -----------------------
                                                        2002         2001      % Change        2002         2001      % Change
                                                        ----         ----      --------        ----         ----      --------
Annuity
-------

Contract deposits                                       $ 61.8       $ 54.3         13.8%    $  190.2     $  174.9           8.7%
  Variable                                                25.7         25.1          2.4%        87.8         87.2           0.7%
  Fixed                                                   36.1         29.2         23.6%       102.4         87.7          16.8%
Contract charges earned                                    3.5          3.9        -10.3%        10.9         11.4          -4.4%
Net investment income                                     26.4         27.0         -2.2%        81.2         80.5           0.9%
Net interest margin
  (without realized gains)                                 9.1         10.2                      30.4         29.6
Net margin (includes fees and
  contract charges earned)                                13.0         14.7        -11.6%        42.8         42.8             -
Mortality gain (loss) and other reserve changes           (1.3)         0.9                      (1.9)         0.5
Operating expenses (includes
  policy acquisition expenses amortized)                   7.9          6.4                      21.1         17.8
Operating income before tax and
  amortization of intangible assets                        3.8          9.2        -58.7%        19.8         25.5         -22.4%
Amortization of intangible assets                          1.5          1.5                       3.3          3.4
Operating income before tax                                2.3          7.7                      16.5         22.1
Operating income                                           3.1          5.4        -42.6%        12.3         14.8         -16.9%

Annuity contracts in force (in thousands)                                                         144          136           5.9%
Cash value on deposit                                                                        $2,290.1     $2,231.5           2.6%
  Variable                                                                                      817.8        850.4          -3.8%
  Fixed                                                                                       1,472.3      1,381.1           6.6%
Annuity deposit retention - 12 months
  Variable accumulations                                                                         92.5%        90.8%
  Fixed accumulations                                                                            94.1%        92.2%


Life
----

Premiums and contract deposits                          $ 26.5       $ 27.6         -4.0%    $   81.5     $   86.1          -5.3%
Premiums and contract
  charges earned                                          21.9         22.4         -2.2%        67.8         68.7          -1.3%
Net investment income                                     13.4         13.9         -3.6%        40.6         41.4          -1.9%
Operating income before tax (A)                            6.7          6.1                      20.9         20.5
Operating income (A)                                       4.4          3.8         15.8%        13.5         13.2           2.3%

Life policies in force (in thousands)                                                             270          273          -1.1%
Life insurance in force (in millions)                                                        $ 13,379     $ 13,097           2.2%
Lapse ratio - 12 months
  (Ordinary life insurance)                                                                       9.4%         8.5%


Corporate and Other
-------------------

Interest expense, before tax                            $  2.3       $  2.4                  $    6.7     $    7.2
Operating loss before tax                                 (2.9)        (3.3)                     (8.6)       (10.0)
Operating loss                                            (1.7)        (2.3)                     (5.6)        (6.9)
Realized investment losses, after tax                     (8.6)        (1.3)                    (33.8)        (1.9)
Restructuring charges, after tax                          (2.7)           -                      (2.7)         0.1
Debt retirement costs, after tax                           0.5            -                      (1.0)           -
Litigation charges, after tax                                -            -                      (1.0)           -
Adjustment to the provision for prior years' taxes           -          1.3                         -          1.3
Net loss                                                 (12.5)        (2.3)                    (44.1)        (7.4)

Experienced agents                                                                                512          566          -9.5%
Financed agents                                                                                   357          287          24.4%
Total agents                                                                                      869          853           1.9%

(A) Subsequent to filing the Form 10-Q for the period ended June 30, 2002, the Company determined that redundant reserves had been inadvertently established on certain life insurance policies. To ensure comparability between periods, the reduction in life segment reserves, equal to $0.9 million after tax, or 2 cents per share, is reflected in year-to-date 2002 results but not in the third quarter 2002 results.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                               Quarter Ended                        Nine Months Ended
                                                                September 30,                          September 30,
                                                          -----------------------                -----------------------
                                                             2002         2001     % Change        2002         2001     % Change
                                                             ----         ----     --------        ----         ----     --------
Investments
-----------

Annuity and Life
  Fixed maturities, at market
     (amortized cost 2002, $2,216.1; 2001, $2,150.1)                                              $2,301.1    $2,198.9
  Mortgage loans and real estate                                                                       5.0        10.6
  Short-term investments                                                                              87.3        35.4
  Short-term investments, securities lending collateral                                              430.5       381.4
  Policy loans and other                                                                              67.6        64.6
                                                                                                 ---------    --------
        Total Annuity and Life investments                                                         2,891.5     2,690.9         7.5%

Property & Casualty
  Fixed maturities, at market
     (amortized cost 2002, $567.9; 2001, $550.1)                                                     594.4       566.3
  Short-term investments                                                                              14.3         3.4
  Short-term investments, securities lending collateral                                               13.3        23.7
  Other                                                                                                0.4         0.3
                                                                                                 ---------    --------
        Total Property & Casualty investments                                                        622.4       593.7         4.8%

Corporate investments                                                                                 21.1         2.5

           Total investments                                                                       3,535.0     3,287.1         7.5%


Net investment income
Before tax                                                   $ 47.6        $49.9        -4.6%     $  147.6    $  148.5        -0.6%
After tax                                                      32.1         33.4        -3.9%         99.0        99.8        -0.8%


Realized investment gains (losses) by
investment portfolio included in
Corporate & Other segment income
  Property & Casualty                                         ($4.9)       ($0.9)                   ($16.1)      ($2.4)
  Annuity                                                      (4.6)        (0.4)                    (21.8)        2.5
  Life                                                         (3.7)        (0.5)                    (13.6)       (2.9)
  Corporate and Other                                             -         (0.1)                     (0.4)       (0.1)
     Total, before tax                                        (13.2)        (1.9)                    (51.9)       (2.9)
     Total, after tax                                          (8.6)        (1.3)                    (33.8)       (1.9)


Other Information
-----------------

End of period goodwill asset                                                                      $   47.4    $   47.8

End of period property and casualty net reserves as of:
  September 30, 2002                                                                              $  273.2
  June 30, 2002                                                                                      273.5
  March 31, 2002                                                                                     270.5
  December 31, 2001                                                                                  272.0
  September 30, 2001                                                                                 274.6
  June 30, 2001                                                                                      271.6
  March 31, 2001                                                                                     248.6
  December 31, 2000                                                                                  249.8
  September 30, 2000                                                                                 226.9
  June 30, 2000                                                                                      228.8
  March 31, 2000                                                                                     225.3
  December 31, 1999                                                                                  235.4